FIRST AMENDMENT TO SETTLEMENT AGREEMENT AND RELEASE

Salamandra, LLC v. RespireRX Pharmaceuticals, Inc.

Docket No. BER- DJ-077072-18

This FIRST AMENDMENT TO THE SETTLEMENT AGREEMENT AND RELEASE (the “Amendment”) is made by and between Salamandra, LLC (“Plaintiff”) and RespireRX Pharmaceuticals, Inc. (“Defendant”). Collectively, Plaintiff and Defendant are referred to herein as the “Parties.”

WHEREAS The Parties entered into a Settlement Agreement dated July 31, 2019; and

WHEREAS the Parties wish to amend the Settlement Agreement on the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound by this Amendment, agree as follows:

1. Defendant shall pay Plaintiff $25,000 within five (5) days of this Amendment being fully executed. The $25,000 shall reduce the Defendant’s payment obligation of $125,000 in the Settlement Agreement so that the remaining Settlement Payment is $100,000. In consideration for the $25,000, Plaintiff agrees that Defendant has until March 31, 2020 to raise $600,000 in working capital. If the Defendant is unable to raise the working capital or make the balance of the Settlement Payment before March 31, 2020, the Settlement Agreement becomes null and void and the releases contained therein will never become effective. Plaintiff shall cease and desist with any and all collection efforts against Defendant until March 31, 2020.

2. The remainder of the terms of the Settlement Agreement remain in full force and effect.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE SET FORTH BENEATH EACH PARTY’S SIGNATORE BELOW:

SALAMANDRA, LLC

By:	/s/ Richard Krasnow
Name:	Richard Krasnow, Ph.D.
Title:	Operating Director
Dated:	12/13/2019 8:38 PM

RESPIRERX PHARMACEUTICALS, INC.

By:	/s/ Jeff Eliot Margolis
Name:	Jeff Eliot Margolis
Title:	Senior Vice President, Chief Financial Officer, Treasurer, Secretary
Dated:	12/16/19